As filed with the Securities and Exchange Commission on August 16, 2022

Registration No. 333-221679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8

Registration Statement

(File No. 333-221679)

UNDER

THE SECURITIES ACT OF 1933

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1628077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11120 Four Points Drive, Suite 100,

Austin, Texas 78726

(Address of Principal Executive Offices)

SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan

SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option and Grant Plan

SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan

SailPoint Technologies Holdings, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Christopher Schmitt

General Counsel

SailPoint Technologies Holdings, Inc.

11120 Four Points Drive, Suite 100

Austin, Texas 78726

(512) 346-2000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statement:

•

Registration Statement (File No. 333-221679), initially filed with the SEC on November 20, 2017, pertaining to the registration of an aggregate of 8,856,876 of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan, an aggregate of 1,714,334 Common Stock under the SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option and Grant Plan, an aggregate of 748,100 Common Stock under the SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan, and an aggregate of 1,771,375 Common Stock under the SailPoint Technologies Holdings, Inc. Employee Stock Purchase Plan.

On August 16, 2022, pursuant to an agreement and plan of merger, dated as of April 10, 2022, by and among the Registrant, SailPoint Intermediate Holdings III, LP (f/k/a Project Hotel California Holdings, LP), a Delaware limited partnership (“Parent”) and Project Hotel California Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (the “Merger Agreement”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on August 16, 2022.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Chris Schmitt
Chris Schmitt
Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.